Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL 2022 FOURTH QUARTER AND FULL-YEAR RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, OH. August 18, 2022 – LSI Industries Inc. (NASDAQ: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of display solutions and indoor/outdoor lighting, today reported financial results for its fiscal 2022 fourth quarter and full year ended June 30, 2022.

FISCAL 2022 FOURTH QUARTER

●	Net Sales +31% y/y to a single quarter record $127.5 million
●	Net Income of $5.2 million; Adjusted Net Income of $6.0 million
●	Diluted EPS of $0.18; Adjusted EPS of $0.21 versus $0.12 last year
●	EBITDA of $9.7 million; Adjusted EBITDA $10.6 million or 8.3%/sales
●	Free Cash Flow +200% y/y to $8.0 million

FISCAL 2022 FULL YEAR

●	Net Sales +44% y/y to $455.1 million
●	Net Income of $15.0 million; Adjusted Net Income of $18.0 million
●	Diluted EPS of $0.54; Adjusted EPS of $0.64 versus $0.36 prior year
●	EBITDA of $31.3 million; Adjusted EBITDA of $35.1 million, +66% y/y

LSI delivered record fiscal 2022 fourth quarter results as continued strengthening demand in its core display solutions and lighting markets, targeted price actions, domestic manufacturing footprint, and robust order fulfillment capabilities contributed to year-over-year growth in revenue, margin realization and profitability.

The Company reported net sales of $127.5 million in the fourth quarter, an increase of 31% versus the prior year period. Reported net income was $5.2 million, or $0.18 per diluted share in the fourth quarter, versus net income of $0.2 million, or $0.01 per diluted share, in the prior year period. Fourth quarter 2021 results included $2.9 million or $0.08 per share of JSI acquisition related expenses.

The Company reported EBITDA of $9.7 million in the fourth quarter, and adjusted EBITDA increased 56% to $10.6 million. Free cash flow, defined by operating cash flow less capital expenditures, increased to $8.0 million in the fourth quarter 2022, compared to $2.7 million in the prior-year period. During the first half of fiscal 2022, the Company implemented several large inventory investments designed to mitigate supply chain disruptions, while continuing to meet customer delivery requirements and ensure product availability. Following the completion of these inventory investments, free cash generation improved during the second half of fiscal 2022, with positive cash generation in the third quarter followed by stronger cash generation in the fourth quarter.

LSI Industries Fourth Quarter and Full Year Fiscal 2022 Results

August 18, 2022

For the twelve months ended June 30, 2022, LSI reported sales of $455.1 million, an increase of 44% versus the full year fiscal 2021. Net income was $15.0 million, or $0.54 per diluted share, versus net income of $5.9 million or $0.21 per share in the prior year. The Company reported adjusted net income of $18.0 million, or $0.64 per diluted share in fiscal 2022, versus $9.8 million, or $0.36 per share in fiscal 2021. LSI generated adjusted EBITDA of $35.1 million in fiscal 2022, versus $21.1 million in the prior year. A reconciliation of GAAP and non-GAAP financial results is included in this press release.

As of June 30, 2022, the Company had $76.0 million in net long-term debt, decreasing the ratio of net debt to trailing twelve month Adjusted EBITDA to 2.2x. At the end of the fourth quarter, LSI had $20.0 million available under its credit facility due fiscal 2026.

The Company declared a regular cash dividend of $0.05 per share payable on September 6, 2022, to shareholders of record on August 29, 2022.

MANAGEMENT COMMENTARY

“During fiscal 2022, we continued to advance our vertical market strategy within higher-margin, targeted display solutions and lighting markets, culminating in record fourth quarter revenue, and substantially improved profitability,” stated James A. Clark, President, and CEO of LSI. “Sales growth, price realization, disciplined inventory management and customer order delivery capabilities positioned us to achieve significant earnings improvement on both a sequential and year-over-year basis, successfully navigating what remains a challenging operating environment.

“Our vertical market strategy has strengthened our market focus while improving our quality of earnings,” continued Clark. “In the fourth quarter, adjusted operating and EBITDA margins increased by 160 and 130 basis points respectively, with broad-based margin expansion realized across both our Display Solutions and Lighting segments, despite rampant commodity price inflation and persistent supply chain-related disruptions.

“Within our Lighting segment, fourth quarter sales increased 29% on a year-over-year basis, and 19% sequentially from the fiscal third quarter, capitalizing on secular industry growth and leveraging our supply chain and U.S. based manufacturing. Sales increased in both project and distributor stock business, each generating 20+% growth versus last year. Full year fiscal 2022 sales increased 24%, driven by broad-based growth across multiple market verticals, product lines and sales channels. The fourth quarter Lighting segment adjusted gross margin rate was 31.1%, or 200 basis points above the fourth quarter of fiscal 2021. Incremental sales volume in target verticals, inventory availability and higher average selling prices served to offset ongoing cost pressures.

“We purposely built lighting inventory levels in the first half of fiscal 2022 to support rising market demand and mitigate escalating supply chain challenges” stated Clark. “As the supply chain situation continued to improve, we worked to reduce inventories which improved cash conversion in the fourth quarter. Product availability has been a key advantage for LSI throughout the last year, and we expect availability and our customer service to continue to be a differentiator in fiscal 2023. Lighting project quotation and order levels remain favorable in the fourth quarter, and we enter the first quarter of fiscal 2023 with a strong backlog.

LSI Industries Fourth Quarter and Full Year Fiscal 2022 Results

August 18, 2022

“Fiscal fourth quarter sales for the Display Solutions segment increased 35%, reflecting continued growth in key vertical markets, highlighted by grocery and quick-serve restaurants (QSR).

“LSI completed the acquisition of JSI one year ago, in the fourth quarter of fiscal 2021. The business combination created a leading integrated provider of display and lighting solutions to the North American grocery, convenience, and specialty store channels, one uniquely positioned to capitalize on a multi-year period of growth and investment in these markets. We are extremely pleased with the performance of JSI in our first full year since the acquisition, with results exceeding our initial expectations. The business achieved stand-alone growth in sales and profitability, launched new products, and, together with LSI, has aggressively pursued cross-selling opportunities across our combined organizations, the benefits of which are expected to support continued, profitable, growth in fiscal 2023,” continued Clark.

“During fiscal 2022, we continued to successfully service our large, muti-year QSR digital menu board program, and were awarded additional business because of our excellent performance on the program” continued Clark. “While the refueling/c-store vertical continues to be impacted by site scheduling delays, we have been successful in winning new customers, including a re-branding opportunity with a global oil company expanding in Puerto Rico. LSI has been appointed to provide a turnkey solution, supplying both product and installation services. This is another example of our relationship with a long-standing customer engaging us to partner in a new business opportunity. We anticipate this geographic expansion will result in more than $10 million of new business in the first half of fiscal 2023.

“I want to recognize all the LSI and JSI team members for their stellar efforts throughout fiscal 2022,” concluded Clark. “Our employees successfully managed multiple challenges, demonstrated strong collaboration and ability to adapt, while delivering exceptional service and value to our customers. During fiscal 2022, we continued to strengthen our business, achieving balanced performance across both reportable segments. Looking ahead, our solid backlog, combined with the benefits of recent investments in sales, marketing, and new products, all serve to position LSI for sustained growth entering fiscal 2023 and beyond,” concluded Clark.

CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.

LSI Industries Fourth Quarter and Full Year Fiscal 2022 Results

August 18, 2022

Details of the conference call are as follows:

Call Dial-In:	877-407-4018
Conference ID:	13721147

Call Replay:	844-512-2921
Replay Passcode:	13721147

A replay of the conference call will be available between August 19, 2022 and September 2, 2022.  To listen to a replay of the teleconference via webcast, please visit the Investor Relations section of LSI Industries’ website at www.lsicorp.com

ABOUT LSI INDUSTRIES

Headquartered in Greater Cincinnati, LSI is a publicly held company traded over the NASDAQ Stock Exchange under the symbol LYTS. The company manufactures non-residential lighting and retail display solutions. Non-residential lighting consists of high-performance, American-made lighting solutions. The Company’s strength in outdoor lighting applications creates opportunities for it to introduce additional solutions to its valued customers. Retail display solutions consist of graphics solutions, digital signage and technically advanced food display equipment for strategic vertical markets. LSI’s team of internal specialists also provide comprehensive project management services in support of large-scale product rollouts. The company employs about 1,400 people at 11 manufacturing plants in the U.S. and Canada. Additional information about LSI is available at www.lsicorp.com.

FORWARD-LOOKING STATEMENTS

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR & MEDIA CONTACT

Noel Ryan, IRC

720.778.2415

LYTS@vallumadvisors.com

LSI Industries Fourth Quarter and Full Year Fiscal 2022 Results

August 18, 2022

Three Months Ended June 30				Twelve Months Ended June 30
			(Unaudited)
2022	2021	% Change	(In thousands, except per share data)	2022	2021	% Change
$127,470	$97,015	31%	Net sales	$455,120	$315,612	44%

7,175	1,046	586%	Operating income as reported	21,201	8,030	164%

822	660	25%	Stock compensation expense	3,288	1,977	66%
112	2,938	NM	Acquisition costs	473	2,938	NM
6	20	NM	Severance costs	11	41	-73%
-	(17)	NM	Restructuring costs	-	(14)	-100%

$8,115	$4,647	75%	Operating income as adjusted	$24,973	$12,972	93%

$5,176	$198	2514%	Net income as reported	$15,032	$5,868	156%

$6,008	$3,315	81%	Net income as adjusted	$18,003	$9,763	84%

$0.18	$0.01	1700%	Earnings per share (diluted) as reported	$0.54	$0.21	157%

$0.21	$0.12	75%	Earnings per share (diluted) as adjusted	$0.64	$0.36	78%

	(amounts in thousands)
	June 30,	June 30,
	2022	2021
Working capital	$84,298	$54,113
Total assets	$311,080	$286,821
Long-term debt	$76,025	$68,178
Other long-term liabilities	$12,667	$16,578
Shareholders' equity	$147,769	$131,170

Three Months Ended June 30, 2022 Results

Net sales for the three months ended June 30, 2022, were $127.5 million, up 32% from the three months ended June 30, 2021, reported net sales of $97 million. Lighting Segment net sales of $67.8 million increased 29% and Display Solutions Segment net sales of $60 million increased 35% from last year’s third quarter net sales. Net income for the three months ended June 30, 2022 was $5.2 million, or $0.18 per share, compared to $0.2 million or $0.01 per share for the three months ended June 30, 2021. Earnings per share represents diluted earnings per share.

Twelve Months Ended June 30, 2022 Results

Net sales for the twelve months ended June 30, 2022, were $455.1 million, up 44% from the twelve months ended June 30, 2021, reported net sales of $315.6 million. Lighting Segment net sales of $233.4 million increased 24% and Display Solutions Segment net sales of $221.7 million increased 75% from last year’s net sales. Net income for the twelve months ended June 30, 2022, was $15 million, or $0.54 per share, compared to $5.9 million or $0.21 per share for the twelve months ended June 30, 2021. Earnings per share represents diluted earnings per share.

LSI Industries Fourth Quarter and Full Year Fiscal 2022 Results

August 18, 2022

Balance Sheet

The balance sheet on June 30, 2022, included current assets of $160 million, current liabilities of $74.6 million and working capital of $84.3 million, which includes cash of $2.5 million. The current ratio was 2.1 to 1. The balance sheet also included shareholders’ equity of $147.8 million and long-term debt of $76 million. It is the Company’s priority to continuously generate sufficient cash flow, coupled with our credit facility, to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular cash dividend of $0.05 per share for the fourth quarter of fiscal 2022, payable September 7, 2022, to shareholders of record as of the close of business on August 30, 2022. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income and earnings per share for the three and twelve months ended June 30, 2022, and 2021. Operating income, net income, and earnings per share, which exclude the impact of stock compensation expense, acquisition costs, severance costs and restructuring costs, are non-GAAP financial measures. We exclude these items because we believe they are not representative of the ongoing results of operations of the business. Also included in this press release are non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA), Free Cash Flow and Organic Net Sales. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated along with the calculation of EBITDA, Adjusted EBITDA, Free Cash Flow and Organic Net Sales.

LSI Industries Fourth Quarter and Full Year Fiscal 2022 Results

August 18, 2022

Three Months Ended					Twelve Months Ended
June 30					June 30
2022		2021		(In thousands, except per share data)	2022		2021
	Diluted EPS		Diluted EPS			Diluted EPS		Diluted EPS
				Reconciliation of net income to adjusted net income
$5,176	$0.18	$198	$0.01	Net income as reported	$15,032	$0.54	$5,868	$0.21

744	0.03	485	0.02	Stock compensation expense	2,594	0.09	1,497	0.05

88	-	2,161	0.08	Acquisition costs	373	0.01	2,161	0.08

-	-	15	-	Severance costs	4	-	32	-

-	-	(13)	-	Restructuring costs	-	-	(11)	-

-	-	468	0.02	Tax impact due to the change in the estimated annual tax rate used for GAAP reporting purposes	-	-	216	0.01

$6,008	$0.21	$3,315	$0.12	Net income adjusted	$18,003	$0.64	$9,763	$0.36

NOTE: All adjustments are net of tax except for the adjustment of the tax impact from the change in the estimated annual tax rate

Three Months Ended June 30			(Unaudited; In thousands)	Twelve Months Ended June 30
2022	2021	% Change	EBITDA and Adjusted EBITDA	2022	2021	% Change
$7,175	$1,046	586%	Operating Income as reported	$21,201	$8,030	164%

2,485	2,171		Depreciation and amortization	10,118	8,114
$9,660	$3,217	200%	EBITDA	$31,319	$16,144	94%

822	660		Stock compensation expense	3,288	1,977
112	2,938		Acquisition costs	473	2,938
6	20		Severance costs	11	41
-	(17)		Restructuring costs	-	(14)
$10,600	$6,818	55%	Adjusted EBITDA	$35,091	$21,086	66%

Three Months Ended June 30			(Unaudited; In thousands)	Twelve Months Ended June 30
2022	2021	% Change	Free Cash Flow	2022	2021	% Change
$8,975	$3,375	166%	Cash flow from operations	$(3,693)	$28,009	-113%

(955)	(716)		Capital expenditures	(2,231)	(2,233)
$8,020	$2,659	202%	Free cash flow	$(5,924)	$25,776	-123%

Net Debt to Adjusted EBITDA Ratio	June 30,
(amounts in thousands)	2022
Current Maturity of Debt	$3,571
Long-Term Debt	76,025
Total Debt	$79,596
Less: Cash	(2,462)
Net Debt	$77,134
Adjusted EBITDA - Trailing Twelve Months	$35,091
Net Debt to Adjusted EBITDA Ratio	$2.20

LSI Industries Fourth Quarter and Full Year Fiscal 2022 Results

August 18, 2022

Three Months Ended June 30			Twelve Months Ended June 30
		(Unaudited)
2022	2021	(In thousands, except per share data)	2022	2021
$127,470	$97,015	Net sales	$455,120	$315,612

95,012	74,118	Cost of products sold	345,912	236,637
-	10	Severance costs	-	15
-	(17)	Restructuring costs	-	(14)

32,458	22,904	Gross profit	109,208	78,974

25,275	21,848	Selling and administrative costs	87,995	70,918
8	10	Severance costs	12	26

7,175	1,046	Operating Income	21,201	8,030

115	44	Other expense (income)	148	(153)
682	96	Interest expense, net	1,968	267

6,378	906	Income before taxes	19,085	7,916

1,202	708	Income tax	4,053	2,048

$5,176	$198	Net income	$15,032	$5,868

		Weighted Average Common Shares Outstanding
27,485	26,846	Basic	27,286	26,692
28,146	27,719	Diluted	27,993	27,440

		Earnings Per Share
$0.19	$0.01	Basic	$0.55	$0.22
$0.18	$0.01	Diluted	$0.54	$0.21

LSI Industries Fourth Quarter and Full Year Fiscal 2022 Results

August 18, 2022

	(amounts in thousands)
	June 30,	June 30,
	2022	2021
Current assets	$158,917	$125,008
Property, plant and equipment, net	27,158	30,552
Other assets	125,005	131,261
Total assets	$311,080	$286,821

Current maturities of long-term debt	$3,571	$-
Other current liabilities	71,048	70,895
Long-term debt	76,025	68,178
Other long-term liabilities	12,667	16,578
Shareholders' equity	147,769	131,170
	$311,080	$286,821